Exhibit 99.1
Tronox Reports Third Quarter 2026 Financial Results

Third quarter financial results in-line with prior guidance
STAMFORD, Conn., November 4, 2026/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide (“TiO2”) pigment, today reported its financial results for the quarter ending September 30, 2026, as follows:

Third Quarter 2026 Financial Highlights:
•	Revenue of $827 million, an 18% increase compared to the prior year and a 5% decrease compared to the prior quarter
•	Income from operations of $12 million; net loss attributable to Tronox of $55 million; and adjusted net loss attributable to Tronox was $54 million (non-GAAP)
•	GAAP diluted loss per share was $0.34; Adjusted diluted loss per share was $0.34 (non-GAAP)
•	Adjusted EBITDA of $101 million; Adjusted EBITDA margin of 12.2% (non-GAAP)
•	Capital expenditures of $57 million
•	Generated free cash flow of $5 million (non-GAAP)

Outlook:
•	Expect Q4 2026 TiO2 volumes to decline sequentially in the high-single to low double-digit percentage range, primarily driven by seasonality
•	Expect Q4 2026 zircon volume levels to soften moderately sequentially, primarily due to inventory availability
•	Expect Q3 TiO2 pricing gains to be sustained in Q4 and zircon pricing to increase sequentially in the mid-single-digit percentage range
•	Q4 2026 Adjusted EBITDA expected to be $80-$90 million
•
Expect free cash flow to be a source of $20-$45 million for Q4 2026, resulting in a free cash flow use of $25-50 million for full year 2026, updated from previous expectations primarily due to the unforeseen prolonged conflict in the Middle East, driving unanticipated raw material price headwinds and weaker sales volumes

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This outlook is based on Tronox’s views on current global economic activity and is subject to changes and impacts associated with the general macroeconomic and industry-related conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company’s guidance with respect to fourth quarter 2026 Adjusted EBITDA and free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.
Summary of Select Financial Results for the Quarter Ending September 30, 2026
($M unless otherwise noted)	Q3 2026	Q3 2025	Y-o-Y%∆		Q2 2026	Q-o-Q%∆
Revenue	$827	$699	18%		$868	(5)%
TiO2	$653	$550	19%		$700	(7)%
Zircon	$93	$59	58%		$97	(4)%
Other products	$81	$90	(10)%		$71	14%
Income (loss) from operations	$12	$(43)	n/	m	$(21)	n/	m
Net (loss) attributable to Tronox	$(55)	$(99)	n/	m	$(171)	n/	m
GAAP diluted (loss) per share	$(0.34)	$(0.63)	n/	m	$(1.07)	n/	m
Adjusted diluted (loss) per share	$(0.34)	$(0.46)	n/	m	$(0.51)	n/	m
Adjusted EBITDA	$101	$74	36%		$73	38%
Adjusted EBITDA Margin %	12.2%	10.6%	160	bps	8.4%	380	bps
Free cash flow	$5	$(137)	n/	m	$60	n/	m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	10%	9%	0%	(11)%	4%	0%
Zircon	49%	9%	—	(13)%	9%	—

CEO’s Remarks
Chief Executive Officer John Romano commented, “During the third quarter, we strengthened our commercial position through pricing actions across all markets, as increases announced during the second quarter were successfully implemented during the third quarter, supported by antidumping initiatives, evolving industry supply dynamics, and the value customers continue to place on reliable, long-term supplier relationships. The unforeseen prolonged conflict in the Middle East caused broader macro uncertainty, unfavorably impacting third quarter demand and driving supply chain disruptions, that resulted in higher than anticipated raw material input costs including natural gas, sulfur, and sulfuric acid. Our sales prices remained resilient against this more challenging demand backdrop. We are encouraged by the reinstatement of anti-dumping duties in India and the announcement of the launch of the EU’s anti-absorption investigation, both of which represent a meaningful step toward establishing a more level competitive environment in our key markets.

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“Operationally, we successfully ramped up both the Namakwa furnace and the West Mine to support customer demand and improve future inventory availability, particularly for zircon. On the pigment side, operating rates increased sequentially, although we adjusted production levels in response to lower-than-anticipated demand in the quarter, reflecting our continued focus on disciplined cash management. Additionally, operating rates at our Yanbu pigment facility were impacted as we incurred unplanned downtime following a temporary closure of Saudi Arabia’s East-West natural gas pipeline due the ongoing conflict in the region. The site is back up and running, and I want to take a moment to recognize our team there who continue to demonstrate tremendous resilience and commitment against an extraordinarily challenging backdrop. We continue to take actions to mitigate external cost and operational pressures. With two months left in the year, our cost improvement program remains on track to deliver more than $175 million of run-rate savings by the end of 2026, exceeding the high end of our original target. Despite the macro challenges, Adjusted EBITDA increased to $101 million from $73 million in the second quarter, within our guided range, and our Adjusted EBITDA margin improved to 12.2%, reflecting the benefit of price realization across our markets.
“We also took an important step forward in advancing our rare earths and critical minerals strategy through our recently announced cooperation and investment agreement with JX Advanced Metals (“JXAM”). Under the agreement, the companies will fund on a 50/50 basis approximately $32 million in aggregate to support a definitive feasibility study for the proposed Australian cracking and leaching facility, a pre-feasibility study for a proposed US refinery, and development of a US-based pilot facility capable of producing initial quantities of high-purity rare earth oxides. The partnership brings together Tronox’s mining, mineral separation and chemical processing capabilities with JXAM’s refining and advanced materials experience as the companies evaluate a more integrated rare earth platform. This is an important milestone for our strategy and one that strengthens the long-term opportunity associated with the platform, including a framework to evaluate a broader range of critical minerals opportunities.”
Mr. Romano concluded, “Cash generation, working capital and liquidity remain key priorities. Free cash flow for the third quarter was consistent with our expectations. With the unforeseen prolonged conflict in the Middle East causing both supply chain disruptions and weaker demand in some markets, we now anticipate full year free cash flow to be a use of cash, driven by raw material price headwinds and lower sales volumes resulting in less earnings and lower cash from working capital in the fourth quarter than previously anticipated. Against this backdrop, we remain focused on the actions within our control. Cost discipline is an ongoing commitment, and as we look ahead, we plan to set cost improvement targets for 2027 and 2028 similar to those of the past two years. We continue to actively manage inventory while maintaining a proactive approach to the balance sheet by minimizing adverse impacts from external influences. Preserving the financial flexibility needed to support our customers, operations, and long-term strategic objectives remains a top priority. Across the business, we remain focused on positioning Tronox to capture the longer-term earnings potential of both our core business and future rare earths and critical minerals platforms.”

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Third Quarter 2026 Results
(Comparisons are to prior year (Q3 2026 vs. Q3 2025) unless otherwise noted)

The Company recorded third quarter revenue of $827 million, an increase of 18% primarily driven by higher sales volumes and higher average selling prices, including mix, partially offset by unfavorable foreign exchange impacts.
Revenue from TiO2 sales was $653 million, an increase of 19% driven by a 10% increase in sales volumes and a 9% increase in average selling prices including mix. Sequentially, TiO2 sales declined 7%, driven by an 11% decrease in sales volumes partially offset by a 4% increase in average selling prices including mix.
Zircon revenue increased 58% to $93 million, driven by a 49% increase in sales volumes and a 9% increase in average selling prices including mix. Sequentially, zircon revenue decreased 4%, driven by a 13% decrease in sales volumes partially offset by a 9% increase in average selling prices including mix.
Revenue from other products was $81 million, a decline of 10%, driven by lower sales volumes. Sequentially, revenue from other products increased 14% primarily due to higher sales volumes.
Net loss attributable to Tronox in the quarter was $55 million, or a loss of $0.34 per diluted share, compared to net loss attributable to Tronox of $99 million, or a loss of $0.63 per diluted share in the year-ago period. Adjusted net loss attributable to Tronox (non-GAAP) was $54 million, or a loss of $0.34 per diluted share.
Adjusted EBITDA of $101 million represented a 36% increase, driven by higher average selling prices including mix, partially offset by unfavorable exchange rate movements, higher production costs, and higher freight costs. Adjusted EBITDA margin was 12.2%.
Sequentially, Adjusted EBITDA increased 38% due to higher average TiO2 and zircon selling prices including mix and lower corporate costs partly offset by lower sales volumes and higher production costs.
The Company’s selling, general and administrative expenses were $65 million for the quarter. Tronox’s net interest expense in the quarter was $55 million. Depreciation, depletion and amortization expense was $76 million.

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Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $3.2 billion of total debt, $3.1 billion of net debt and a net leverage ratio of 10.5x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $509 million, including $136 million in cash and cash equivalents and $373 million available under revolving credit agreements. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds. The Company has ample liquidity and does not expect to trigger the springing covenant on the US revolving credit facility.
The Company generated free cash flow of $5 million. Capital expenditures were $57 million.
Outlook
Following a strong first half of the year, Tronox expects TiO2 volumes in the fourth quarter of 2026 to decline sequentially in the high-single to low double-digit percentage range compared to the third quarter, primarily reflecting seasonality as well as lower demand in Europe and Asia Pacific. Zircon volume levels are expected to soften moderately compared to the third quarter, primarily due to inventory availability. TiO2 pricing gains realized in the third quarter are expected to be sustained in the fourth quarter, while zircon pricing is expected to increase sequentially in the mid-single-digit percentage range. Adjusted EBITDA for the fourth quarter of 2026 is expected to be in the range of $80-$90 million. This range reflects the unforeseen prolonged impacts of the conflict in the Middle East, which has continued longer than anticipated, including approximately $15-20 million of higher than expected input costs, primarily from natural gas, sulfur, and sulfuric acid, as well as lower TiO2 sales revenue than previously anticipated. Tronox expects positive free cash flow for the fourth quarter of $20-$45 million, resulting in a use of free cash for the full year 2026 of approximately $25-$50 million. The Company remains focused on the factors within its control, including reducing anticipated capital expenditures by approximately $30 million for full year 2026, actively managing working capital, and preserving financial flexibility.
Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, November 5, 2026, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference. Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.
Replay: A webcast replay will be available at investor.tronox.com following the call.
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About Tronox
Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 5,700 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.
Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures in specific jurisdictions and their timing and effectiveness, market penetration and growth rates, anticipated costs, competitive landscape, benefits and timing of capital projects including planned mining expansions, the Company’s anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement and other cost saving, inventory reduction and asset rationalization plans, our rare earths and critical minerals strategy and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; continuing inflationary pressures and energy costs, including as it relates to, among other things, natural gas; currency movements; interest rate and debt market volatility, including in respect of our debt securities; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; continuing supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.
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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.
Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.
Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)

+1.646.960.6598 (Investor Relations)

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$827	$699	$2,455	$2,168
Cost of goods sold	750	647	2,279	1,938
Gross profit	77	52	176	230
Restructuring and other charges	—	25	18	153
Selling, general and administrative expenses	65	70	208	216
Income (Loss) from operations	12	(43)	(50)	(139)
Interest expense	(56)	(48)	(165)	(135)
Interest income	1	1	3	4
Other expense, net	(7)	(2)	(9)	(9)
Loss before income taxes	(50)	(92)	(221)	(279)
Income tax provision	(6)	(8)	(112)	(17)
Net loss	(56)	(100)	(333)	(296)
Net loss attributable to noncontrolling interest	(1)	(1)	(4)	(2)
Net loss attributable to Tronox Holdings plc	$(55)	$(99)	$(329)	$(294)

Loss per share:
Basic	$(0.34)	$(0.63)	$(2.06)	$(1.85)
Diluted	$(0.34)	$(0.63)	$(2.06)	$(1.85)

Weighted average shares outstanding, basic (in thousands)	159,701	158,600	159,524	158,439
Weighted average shares outstanding, diluted (in thousands)	159,701	158,600	159,524	158,439

Other Operating Data:
Capital expenditures	57	80	169	273
Depreciation, depletion and amortization expense	76	75	227	220

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
 RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(55)	$(99)	$(329)	$(294)
Gain on sale of Fuzhou (a)	—	—	(20)	—
Restructuring and other charges (b)	—	25	18	150
Tax valuation allowance (c)	—	—	103	—
Other (d)	1	2	4	3
Adjusted net loss attributable to Tronox Holdings plc (non-U.S. GAAP)	$(54)	$(72)	$(224)	$(141)

Diluted net loss per share (U.S. GAAP)	$(0.34)	$(0.63)	$(2.06)	$(1.85)
Gain on sale of Fuzhou, per share	—	—	(0.13)	—
Restructuring and other charges, per share	—	0.16	0.12	0.94
Tax valuation allowance, per share	—	—	0.65	—
Other, per share	—	0.01	0.02	0.02
Diluted adjusted net loss per share attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(0.34)	$(0.46)	$(1.40)	$(0.89)

Weighted average shares outstanding, diluted (in thousands)	159,701	158,600	159,524	158,439

(1) Diluted adjusted net loss per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net loss attributable to Tronox Holdings plc and share information.
(a) Represents the gain on the sale of Fuzhou.
(b) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(c) Represents the establishment of a valuation allowance against certain state deferred tax assets within our US jurisdiction.
(d) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$136	$199
Restricted cash	18	12
Accounts receivable (net of allowance for credit losses of $1 and $1 as of September 30, 2026 and December 31, 2025, respectively)	348	289
Inventories, net	1,435	1,652
Prepaid and other assets	176	112
Income taxes receivable	2	1
Total current assets	2,115	2,265

Noncurrent Assets
Property, plant and equipment, net	1,978	2,007
Mineral leaseholds, net	588	608
Intangible assets, net	197	214
Lease right of use assets, net	175	173
Deferred tax assets	723	833
Other long-term assets	115	117
Total assets	$5,891	$6,217

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$437	$481
Accrued liabilities	239	274
Short-term lease liabilities	24	22
Obligations under inventory financing arrangement	49	50
Short-term debt	47	51
Long-term debt due within one year	39	39
Income taxes payable	3	2
Total current liabilities	838	919

Noncurrent Liabilities
Long-term debt, net	3,116	3,132
Pension and postretirement healthcare benefits	79	81
Asset retirement obligations	213	198
Environmental liabilities	19	39
Long-term lease liabilities	152	148
Deferred tax liabilities	211	208
Other long-term liabilities	109	43
Total liabilities	4,737	4,768

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 159,704,662 shares issued and outstanding at September 30, 2026 and 158,557,858 shares issued and outstanding at December 31, 2025	2	2
Capital in excess of par value	2,095	2,103
(Accumulated deficit) retained earnings	(299)	30
Accumulated other comprehensive loss	(673)	(717)
Total Tronox Holdings plc shareholders’ equity	1,125	1,418
Noncontrolling interest	29	31
Total equity	1,154	1,449
Total liabilities and equity	$5,891	$6,217

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(333)	$(296)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	227	220
Deferred income taxes	109	14
Share-based compensation expense	17	14
Amortization of deferred debt issuance costs and discount on debt	9	7
Restructuring and other charges	18	153
Other non-cash items affecting net loss	23	43
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(59)	(24)
Decrease (increase) in inventories, net	214	(73)
Decrease in prepaid and other assets	-	39
Restructuring payments	(35)	(57)
Decrease in accounts payable and accrued liabilities	(73)	(70)
Net changes in income tax payables and receivables	1	(2)
Changes in other non-current assets and liabilities	(19)	(29)
Cash provided by (used in) operating activities	99	(61)

Cash Flows from Investing Activities:
Capital expenditures	(169)	(273)
Loans	-	15
Proceeds from dispositions and asset sales	15	3
Cash used in investing activities	(154)	(255)

Cash Flows from Financing Activities:
Repayments of short-term debt	(102)	(136)
Repayments of long-term debt	(23)	(21)
Repayments of sale and leaseback transactions	(2)	-
Repayments of inventory financing arrangement	(100)	-
Proceeds from inventory financing arrangement	99	50
Proceeds from sale and leaseback transaction	75	-
Proceeds from short-term debt	80	100
Proceeds from long-term debt	-	400
Debt issuance costs	(2)	(7)
Sale and leaseback transaction costs	(1)	-
Dividends paid	(24)	(40)
Restricted stock and performance-based shares settled in cash for withholding taxes	-	(1)
Cash provided by financing activities	-	345

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(2)	5

Net (decrease) increase in cash and cash equivalents and restricted cash	(57)	34
Cash and cash equivalents and restricted cash at beginning of period	211	152
Cash and cash equivalents and restricted cash at end of period	$154	$186

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net loss (U.S. GAAP)	$(56)	$(100)	$(333)	$(296)
Interest expense	56	48	165	135
Interest income	(1)	(1)	(3)	(4)
Income tax provision	6	8	112	17
Depreciation, depletion and amortization expense	76	75	227	220
EBITDA (non-U.S. GAAP)	81	30	168	72
Gain on sale of Fuzhou (a)	—	—	(20)	—
Share-based compensation (b)	6	5	17	14
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	5	6	15	20
Accounts receivable securitization program (d)	3	3	10	10
Foreign currency remeasurement (e)	2	—	16	(1)
Restructuring and other charges (f)	—	25	18	153
Other items (g)	4	5	12	11
Adjusted EBITDA (non-U.S. GAAP)	$101	$74	$236	$279

	Three Months Ended September 30,
	2026		2025
Net sales	$827		$699
Net loss (U.S. GAAP)	$(56)		$(100)
Net loss (U.S. GAAP) as a % of Net sales	(6.8)%		(14.3)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	12.2%		10.6%

	September 30, 2026		December 31, 2025
Long-term debt, net	$3,116		$3,132
Short-term debt	47		51
Long-term debt due within one year	39		39
(Less) Cash and cash equivalents	(136)		(199)
Net debt (1)	$3,066		$3,023
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$293		$336
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	10.5	x	9.0	x

(a) Represents the gain on the sale of Fuzhou.
(b) Represents non-cash share-based compensation.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(e) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(f) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(g) Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(1) Net debt calculation excludes the other financing arrangements (inventory financing arrangement and sale leaseback transaction).

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and nine months ended September 30, 2026:

	Nine Months Ended September 30, 2026	Six Months Ended June 30, 2026	Three Months Ended September 30, 2026
Cash provided by operating activities	$99	$37	$62
Capital expenditures	(169)	(112)	(57)
Free cash flow (non-U.S. GAAP)	$(70)	$(75)	$5

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)
	Three Months Ended				Trailing Twelve Month Adjusted EBITDA
	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026

Net loss (U.S. GAAP)	$(177)	$(104)	$(173)	$(56)	$(510)
Interest expense	54	53	56	56	219
Interest income	(2)	(2)	—	(1)	(5)
Income tax provision (benefit)	(2)	—	106	6	110
Depreciation, depletion and amortization expense	82	75	76	76	309
EBITDA (non-U.S. GAAP)	(45)	22	65	81	123
Gain on sale of Fuzhou (a)	—	—	(20)	—	(20)
Share-based compensation (b)	6	6	5	6	23
Foreign currency remeasurement (c)	7	7	7	2	23
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (d)	(11)	4	6	5	4
Accounts receivable securitization program (e)	3	3	4	3	13
Restructuring and other charges (f)	79	14	4	—	97
Other items (g)	18	6	2	4	30
Adjusted EBITDA (non-U.S. GAAP)	$57	$62	$73	$101	$293

(a) Represents the gain on the sale of Fuzhou.
(b) Represents non-cash share-based compensation.
(c) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(d) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(e) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(f) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(g) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
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